Exhibit 8.1

[LETTERHEAD OF SULLIVAN & CROMWELL LLP]

April 20, 2015

Royal Bank of Canada,

200 Bay Street,

Royal Bank Plaza,

Toronto, Ontario,

Canada, M5J 2J5.

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Royal Bank of Canada, a Canadian Chartered Bank (“RBC”), in connection with the proposed merger (the “Merger”) of City National Corporation, a Delaware corporation (“City National”) and RBC USA Holdco, a Delaware corporation and a direct, wholly owned subsidiary of RBC (“Holdco”), pursuant to the Agreement and Plan of Merger, dated as of January 22, 2015 (the “Agreement”) by and among RBC, City National and Holdco. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, and in connection with the filing of the Form F-4 (as amended or supplemented through the date hereof, the “Registration Statement”), including the joint proxy statement/prospectus forming a part thereof, we are rendering our opinion concerning certain United States federal income tax matters.

In providing our opinion, we have examined the Agreement, the Registration Statement, the joint proxy statement/prospectus forming a part thereof (as amended or supplemented through the date hereof), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement and in the Registration Statement are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), (iii) any such statements made in the Agreement or Registration Statement qualified by knowledge, intention, belief or any other similar qualification are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), in each case as if made without such qualification, and (iv) the parties to the Agreement have complied with, and if applicable, will continue to comply with, their respective covenants and agreements contained in the Agreement. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we hereby confirm to you that the discussion in the Registration Statement under the caption “The Merger—Material United States Federal Income Tax Consequences,” insofar as it relates to matters of United States federal income tax law and subject to the qualifications, exceptions, assumptions and limitations contained herein and therein, constitutes our opinion as to the material United States federal income tax consequences of the Merger.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Sullivan & Cromwell LLP